Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Mesa Laboratories, Inc.

Denver, Colorado

We consent to the incorporation by reference in the Registration Statement on Form S-3 to be filed on the date hereof of our report dated June 4, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Mesa Laboratories, Inc. appearing in the annual report on Form 10-K of Mesa Laboratories, Inc. for the year ended March 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ EKS&H LLLP

March 4, 2015

Denver, Colorado